UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Primis Financial Corp.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRIMIS FINANCIAL CORP.

Supplement to proxy statement dated may 16, 2025

For the annual meeting of stockholders to be held on June 26, 2025

This proxy statement supplement (this “Supplement”), dated May 23, 2025, supplements and clarifies the definitive proxy statement (the “Proxy Statement”) filed by Primis Financial Corp.(the “Company”) with the Securities and Exchange Commission for the upcoming Annual Meeting. The Company is supplementing the Proxy Statement to clarify the voting standards, the effect of abstentions, and the effect of broker non-votes for certain of the proposals described in the Proxy Statement.

The voting standards applicable to such proposals and descriptions of the effect of abstaining from voting, and the effect of broker non-votes set forth in the fourth paragraph on page 4 of the Proxy Statement are supplemented and clarified in this Supplement below:

VOTING SHARES AND VOTING RIGHTS

The affirmative vote of a majority of votes entitled to be cast on the matter (i.e., an affirmative majority of the outstanding Common Stock of the Company) is required to approve the amendment to the Company’s articles of incorporation to declassify the Board. The affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the Primis Financial Corp. Omnibus Incentive Plan, to ratify the appointment of the independent registered public accounting firm, and to approve the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers. Broker non-votes will be deemed shares not entitled to vote on the approval of the Primis Financial Corp. Omnibus Incentive Plan and the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers and will not have any effect on the outcome of such matters. Abstentions will have the effect of a vote against Primis Financial Corp. Omnibus Incentive Plan and the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers. Since the ratification of the appointment of the independent registered public accounting firm is considered a routine matter under applicable rules and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to exist in connection with this proposal. Abstentions will have the effect of a vote against the ratification of the appointment of the independent registered public accounting firm.

The voting standard applicable to Proposal 2 as set forth in the first paragraph on page 11 of the Proxy Statement is supplemented and clarified in this Supplement below:

Stockholder Vote Required

Approval of the amendment to the Company’s articles of incorporation to declassify the Board of Directors requires the affirmative vote of a majority of the votes entitled to be cast on the matter (i.e., an affirmative majority of the outstanding Common Stock of the Company). Failures to vote, abstentions, and broker non-votes will not count as votes cast on the proposal, and, accordingly, will have the same effect as votes against the Declassification Amendment.

The voting standard applicable to Proposal 3 and description of the effect of abstaining from voting, and the effect of broker non-votes set forth in the fifth paragraph on page 18 of the Proxy Statement are supplemented and clarified in this Supplement below:

Stockholder Vote Required

Approval of the Plan requires the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will be deemed shares not entitled to vote on such matter and will not have any effect on the outcome of such matter. Abstentions will not count as votes cast on the proposal, and, accordingly will have the same effect as votes against Proposal 3.

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically supplemented by the information herein, this Supplement does not modify any other information in the Proxy Statement or the proxy card as originally filed. Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote by following the revocation instructions on page 2 of the Proxy Statement in the section titled “Information About Voting.” This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.